CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Auditors" and "Financial Statements and Report of Independent Auditors" and to the use of our reports dated December 12, 2003 (except for Note J, as to which the date is December 23, 2003), with respect to AllianceBernstein Institutional Funds, Inc. (comprising, respectively, AllianceBernstein Premier Growth Institutional Fund, AllianceBernstein Quasar Institutional Fund, AllianceBernstein Real Estate Investment Institutional Fund and AllianceBernstein Special Equity Institutional Fund) which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-37177 and 811- 08403) of AllianceBernstein Institutional Funds, Inc.




                                                  ERNST & YOUNG LLP


New York, New York
February 24, 2004